Vantage Drilling Announces Letter of Award for Tungsten Explorer

HOUSTON, TX--(Marketwire - January 22, 2013) - Vantage Drilling Company ("Vantage") (NYSE MKT: VTG) announced today that it has received a conditional letter of award for its newbuild drillship the Tungsten Explorer to work in West Africa. The award is for a period of up to four years commencing in mid 2014. The contract has a minimum duration of two years, while the customer has four six-month options to extend the contract. The letter of award is subject to customary conditions including negotiating the final terms of the contract which is anticipated to be completed in the first quarter 2013. The estimated revenue over the initial two year firm period of the contract is approximately $468 million, including mobilization.

Paul A. Bragg, Chairman and Chief Executive Officer of Vantage, commented, "The announced project is an attractive cornerstone for us. Since the Tungsten Explorer is scheduled for delivery in May 2013, we expect to obtain additional work for the unit to commence upon delivery from the shipyard. We are currently discussing drilling requirements for the second half of 2013 and early 2014 with both affiliates of the counterparty to this contract, as well as several others customers. We expect that we will conclude another contract, thereby increasing Tungsten's contracted backlog, inclusive of options, to be approximately five years from commencement."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and two ultra-deepwater drillships, the Platinum Explorer and the Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.